Exhibit 99.2

[Landstar System, Inc. letterhead]

December 4, 2023

Frank A. Lonegro

300 Niblick Drive SE

Vienna, VA 22180

Dear Frank:

It is my pleasure to extend the following offer of employment for the position of President and Chief Executive Officer on behalf of Landstar System, Inc. (collectively with its affiliated companies, “Landstar” or the “Company”)). We are very impressed with your experience and believe you will be a valuable contributor to the Landstar organization.

This letter details the terms and conditions of your employment and outlines the current major features of the Company’s compensation and benefit plans and practices. If these terms are satisfactory, please sign and return this letter as indicated below.

Assumption of Duties: Your start date will be February 2, 2024, for you to assume the position of President and Chief Executive Officer. You will report to the Board of Directors of Landstar System, Inc. (the “Board”) and you will be appointed as a member of the Board as of your start date. Your work location will be in the Jacksonville Service Center located at 13410 Sutton Park Drive South, Jacksonville, Florida 32224.

Salary: Your annual base salary will be $800,000, which will be paid in semi-monthly installments, subject to deductions for taxes and other withholdings as required by law and/or the policies of Landstar. This position is classified as exempt under the Fair Labor Standards Act (FLSA).

Bonus: Your threshold bonus is 100% of base salary (“ICP percentage”) under the Company’s Incentive Compensation Plan (“ICP”). The Company must achieve budgeted Diluted Earnings per Share (“DEPS”), after giving effect to the funding of a one-time incentive payment, for you to receive a bonus at the threshold level. If the Company’s actual DEPS for the fiscal year is greater than the “threshold” amount of DEPS, your ICP payment will be calculated by multiplying your base salary by your ICP percentage multiplied by a “multiplier” that is equal to one plus a predetermined factor. The factor equals 33 1/3 percent for each one percent by which actual DEPS exceeds threshold DEPS up to a multiplier of 3.0. In other words, you would achieve a multiplier of 3.0 if actual DEPS exceeded threshold DEPS by six percent. The amount of DEPS needed to achieve a multiplier of 3.0 is referred to as target DEPS. In the event actual DEPS were to exceed target DEPS, a bonus pool would accrue as if the multiplier continued to increase above 3.0 for you and other participants under the ICP. The bonus pool amount would be calculated by multiplying your base salary (and the base salary of other participating executives) by each such participant’s ICP percentage multiplied by a “multiplier” that is also equal to one plus a predetermined factor. With respect to the calculation of the bonus pool, the factor equals 16 2/3 percent, not 33 1/3 percent, for each one percent by which actual DEPS exceeds target DEPS. The bonus pool is allocable among ICP participants based on the discretion of the Compensation Committee. Maximum payout under the ICP for you and other participants is $3 million (3.75 multiple in this case). All amounts payable under the Company’s ICP are subject to the discretion of the Compensation Committee of the Board. Your bonus under the ICP will be paid to you when other bonuses under the ICP are paid to other senior executives of the Company, but in no event later than March 15 of the year following the year to which such bonus relates. Except as otherwise set forth herein, you must be employed at the time of payment in order to receive your bonus under the ICP.

Equity: You are eligible for annual equity grants under the Company’s Equity Incentive Plan, with the initial such grants anticipated to occur in February 2024 structured as follows, subject in all respects to the discretion of the Compensation Committee of the Board:

(A)

$2,000,000 grant of performance-related stock awards granted in the form of restricted stock units (“PSUs”). Vesting of PSUs is based on the average of the change in operating income and pre-tax earnings per share for the applicable year ended as compared to the base year results rounded to the nearest whole number, less amounts previously vested. Your initial grant would use fiscal year 2023 as the base year and vesting would occur following the end of fiscal years 2026, 2027 and 2028.

(B)	$1,000,000 grant of restricted stock to vest pro rata on January 31, 2025, 2026 and 2027. Unvested shares of restricted stock are eligible to be voted and to receive dividends.

(C)

$1,000,000 grant of PSUs with vesting of 100% of such grant, subject to the immediately following sentence, based on achievement in any measurement year of total shareholder return (“TSR”) with a target compound annual growth rate (“CAGR”) of 9% relative to the base year to be measured annually starting after your 6-year anniversary and concluding after your 10-year anniversary on the basis of a 60-day performance period beginning in each measurement year (including the base year) on the first Monday following the Company’s annual earnings release. In the event of a change of control, the PSUs will be eligible to vest based on the stock price achieved in the change in control, with 100% of the PSUs eligible to vest, if at all, upon achievement of a stock price equal to 125% of the stock price that achieves the target TSR CAGR of 9%.

Sign-on: In addition to components of your compensation described above under “Salary”, “Bonus” and “Equity”, you are entitled to the following amounts as sign-on compensation:

(A)

$2,000,000 grant of restricted stock under the Company’s Equity Incentive Plan, to be granted on your first day of employment, with such shares of restricted stock vesting in equal number on the first and second anniversaries of your commencement of employment with Landstar, subject to your continued employment with Landstar through each such anniversary, unless you are earlier terminated without Cause (as defined below) or as a result of your death or disability or you resign for Good Reason (as defined below), in which case your grant will fully vest on the date of such termination.

(B)

A cash payment of $800,000 as compensation for you forgoing your 2023 fiscal year bonus at your current employer. Such cash payment will be subject to repayment if your employment with Landstar is terminated for Cause or if you resign without Good Reason, in either case within 12 months after the date you commence employment.

(C)

$10,000,000 grant of PSUs with vesting of 100% of such grant, subject to the immediately following sentence, based on achievement in any measurement year of TSR with a 9% target CAGR relative to the base year to be measured annually starting after your 6-year anniversary and concluding after your 10-year anniversary on the basis of a 60-day performance period beginning in each measurement year (including the base year) on the first Monday following the Company’s annual earnings release. In the event of a change of control, the PSUs will be eligible to vest based on the stock price achieved in the change in control, with 100% of the PSUs eligible to vest, if at all, upon achievement of a stock price equal to 125% of the stock price that achieves the target TSR CAGR of 9%.

Change in Control: You will be provided the opportunity to execute a Key Executive Employment Protection Agreement (KEEPA) on the Company’s standard form that provides severance benefits in the event of certain qualifying terminations within two years after, or after the execution of definitive documents for a change in control but prior to the consummation of, a change in control of the Company consisting of a lump sum cash amount equal to 2 times the sum of your (A) annual base salary and (B) “threshold” bonus for the year in which the change in control occurs. Each KEEPA also provides a pro rata payout of the “threshold” annual bonus amount for the year of employment termination and for continuation of medical benefits for up to one year from the date of employment termination.

Indemnification Agreement: You will be provided the opportunity to execute an Indemnification Agreement on the Company’s standard form pursuant to which the Company will agree to indemnify, defend and hold you harmless, to the maximum extent permitted under applicable law, in accordance with its governing documents and general policies and practices.

Benefits: You are entitled to enroll in any of the benefits offered to employees of Landstar as you become eligible according to the provisions of the plans. Landstar’s benefit program includes a 401(k) plan, tuition assistance, Flexible Spending Accounts and medical, dental, and vision options. In addition, you will be provided with twice your annual salary in life insurance, AD&D and Short-term and Long-term Disability insurance at no cost to you. Optional life and AD&D are also available at group premiums. Eligibility for all health plans begins on the first of the month following completion of 60 days of service.

Relocation: Landstar will provide you with a lump sum payment of $400,000 to help you cover expenses associated with your relocation to Jacksonville, Florida. This amount will be payable to you promptly following your commencement of employment. You agree to relocate to the Jacksonville, Florida area no later than July 1, 2024; provided you acknowledge and agree that you are expected to work in person in the Jacksonville corporate headquarters Monday through Friday prior to your relocation. You agree to repay Landstar such amount if your employment with Landstar is terminated for Cause or if you resign without Good Reason, in either case, within 24 months after the date you commence employment.

Paid Time Off: Landstar currently recognizes 8 paid holidays per year to all employees and you will be eligible for vacation and flex days based on your hire date and continuous length of employment.

Restrictive Covenants. You agree that during the period of your employment with the Company, you shall provide your services exclusively for the benefit of the Company. Notwithstanding the foregoing, while employed with the Company, you may serve on the board of directors of Duos Technologies Group, Inc. You may not serve on the board of directors of other companies or on the board or other governing body of charitable or community organizations without the express prior approval of the Board, which approval shall not be unreasonably withheld. Furthermore, you acknowledge and agree that as partial consideration for the Company’s promises under this offer letter and as a term and condition of your employment, for a period of one year following the termination of your employment (the “Restricted Period”) with the Company for any reason, you shall not (i) provide any services, in any capacity whatsoever (including, but not limited to, as an officer, employee, director, partner, principal, consultant, advisor or member) to any business enterprise that is in direct competition with the business of the Company anywhere in the United States or (ii) solicit or hire, or otherwise engage the services of, or assist any third party in soliciting, hiring or engaging the services of any person who is, or at any time during the preceding 90 day period was, an employee of the Company or an independent contractor providing services to the Company. Should you accept this offer of employment, you will acquire knowledge of the Company’s business, and become in possession of and have access to valuable confidential business information, regardless of whether or not trade secrets, and develop relationships with the Company’s customers, clients, employees and other service providers. In light of the foregoing, the Company has a legitimate business interest to protect its good will, confidential information and relationships with customers, employees and independent contractors and you therefore agree that the foregoing covenants are necessary to protect such interests, and are reasonable in both their geographic and temporal scope.

Severance: In the event of a termination without Cause, subject to your continued compliance with the covenants set forth above during the Restricted Period, you will be entitled to (A) cash severance in an amount equal to the sum of (i) your then-current annual salary and (ii) your threshold bonus, which sum will be paid to you within 30 days of the one-year anniversary of the date of your employment termination and (B) the continuation of medical benefits for up to one year from the date of employment termination.

Certain Definitions: As used herein, the following terms have the meaning set forth below.

(A)

“Cause” means (i) your conviction or plea of nolo contendere to a felony; (ii) an act or acts of extreme dishonesty or gross misconduct on your part which result or are intended to result in material damage to the Company’s business or reputation; or (iii) your repeated material violations of your position, authority or responsibilities, which violations are demonstrably willful and deliberate on the your part and which result in material damage to the Company’s business or reputation.

(B)

“Good Reason” shall, within two years after, or after the execution of definitive documents for a change in control but prior to the consummation of, a change in control of the Company, have the meaning set forth in the KEEPA you execute with the Company, and at any other time shall mean the occurrence of any of the following, without your express written consent: (i) the assignment to you of any duties inconsistent in any material adverse respect with your position, authority or responsibilities or any other material adverse change in your position, including titles, authority or responsibilities; (ii) a material reduction in your annual base salary or the level of your incentive compensation opportunities then in effect, other than (x) an across-the-board reduction affecting the Company’s other senior executives or (y) an insubstantial or inadvertent reduction remedied by the Company promptly after receipt of notice thereof given by you; or (iii) the Company’s requiring you to be based at any office or location more than 50 miles from that location at which you performed services for the Company immediately prior to such relocation, except for travel reasonably required in the performance of your responsibilities; provided that you (x) provide the Company with (1) written notice within thirty (30) days of the date of the occurrence of any of the events described in clauses (i) through (iii) and (2) a thirty (30) day cure period; and (y) failing cure, you actually terminate your employment within ten (10) days following the expiration of the cure period.

This offer of employment is contingent on the execution of an agreement to arbitrate any disputes with the Company on the Company’s standard form.

This letter reflects the terms and conditions of your employment. Accordingly, it supersedes and completely replaces any prior oral or written communication on this subject. This letter is not an employment contract and should not be construed or interpreted as containing any guarantee of continued employment. The employment relationship at our Company is by mutual consent (“Employment-At-Will”). This means that employees have the right to terminate their employment at any time and for any reason. Likewise, the Company reserves the right to discontinue your employment with or without Cause at any time and for any reason.

***

Again, Frank, we look forward to you joining Landstar System, Inc. and wish you a prosperous career here. Please indicate your acceptance of this offer below and return the original to me. Please keep a copy of this offer for your personal records.

Sincerely,

/s/ Diana M. Murphy

Diana M. Murphy

Chairman of the Board

Landstar System, Inc.

I accept the offer as stated above and intend to commence my employment on February 2, 2024. I understand and acknowledge that this offer does not guarantee me employment for any period of time and that the employment relationship between Landstar and me will be “at will,” which means that either Landstar or I may terminate the relationship at any time. I also understand and acknowledge that Landstar may change the terms and conditions of my employment at any time.

Signature:	/s/ Frank A. Lonegro
Name:	Frank A. Lonegro
Dated:	December 4, 2023